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                            FACILITY MANAGEMENT AGREEMENT

    THIS FACILITY MANAGEMENT AGREEMENT (the "Agreement") made as of the 1 day May, 1997, by and between CAPITOL HILL COMMUNITY HOSPITAL d/b/a MedLINK HOSPITAL AT CAPITOL HILL, a California not-for-profit membership corporation ("MedLINK"), CAPITOL HILL HEALTHCARE GROUP d/b/a CAPITOL HILL NURSING CENTER, a California not-for-profit membership corporation ("CHNC") (MedLINK and CHNC are collectively referred to herein as "Owner"), and CENTENNIAL HEALTHCARE MANAGEMENT CORPORATION, a Georgia corporation ("Manager"). All terms not otherwise defined herein shall have the meanings ascribed thereto in the Master Agreement.

                                 W I T N E S S E T H:

    WHEREAS, the Owner presently leases certain real and personal property comprising a certain 162 bed nursing center (the "Nursing Center") and 60 bed long term care hospital (the "Hospital") located at 700 Constitution Avenue, N.E., Washington, D.C. 20002, (the Nursing Center and the Hospital are collectively referred to herein as the "Facility");

    WHEREAS, the parties hereto are simultaneously entering into a series of agreements all pursuant to a Master Agreement of even date herewith (the "Master Agreement"); and

    WHEREAS, the Owner and Manager desire for Manager to provide its experience, skill and supervision to manage the Facility on behalf of Owner under and subject to the terms of this Agreement.

    NOW, THEREFORE, in consideration of the premises and mutual promises and covenants of the parties contained herein and for such other good and valuable consideration, the receipt, adequacy and. sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                      ARTICLE I.
                                DUTIES AND OBLIGATIONS

    I.01 Control Retained by Owner. Owner shall at all times exercise overall control over the assets and operations of the Facility, subject to the terms of this Agreement, and Manager shall perform the duties herein required to be performed by it as the. agent of Owner and in accordance with the policies and directives from time to time adopted by Owner.

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    I.02     Changes in Method of Operation.  Manager shall not make
substantial changes in the method of operating the Facility unless Manager first notifies Owner and Owner has given its approval.

    I.03 Management of Facility. During the term of this Agreement and subject to the terms of this Agreement, Manager shall, on behalf of Owner, manage all aspects of the operation of the Facility, including, but not limited to staffing, accounting, billing, collections, setting of rates and charges and general administration. In connection therewith, Manager agrees to provide the services set forth below. Nothing contained within this Agreement shall be construed to prevent Manager from providing these services through the use of a subcontractor, provided, however, that the use of a subcontractor to provide such service shall not relieve Manager from the responsibility to ensure adequacy and quality of such service.

         (a) Hospital and Nursing Center Administration: Manager shall manage the operation of the Facility principally through supervision of a hospital administrator and a nursing center administrator. Each such administrator shall be an employee of Owner and shall have delegated to him/her full responsibility for the clinical operations of their respective services, including, without limitation, physician services, nursing, quality improvement, all therapies, laboratory, pharmacy, social services, medical records, admissions, and with respect to the hospital, the Primary Care Center and dialysis.

         (b) Human Resources: Manager shall provide services to select, supervise, and train an adequate staff of nurses, technicians., nurse, aides, office and other employees, and to maintain and, from time to time, amend general salary scales, personnel policies and appropriate employee benefits for all employees on behalf of Owner. Except for those personnel and specialists identified in Section I.03(o) herein, all employees shall be employed by Owner.

         (c) Accounts Payable/Accounts Receivable: Manager shall issue appropriate bills for services and materials furnished by the Facility and use its reasonable best efforts to diligently collect accounts receivable and monies owed to the Facility, design and maintain accounting, billing patient and collection records; and prepare and file insurance, Medicare, Medicaid and

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any and all other necessary or desirable reports and claims related to revenue production. Owner hereby grants Manager the right to enforce Owner's rights as creditor under any contract or in connection with rendering any services for purposes of collecting accounts receivable and monies owed the Facility. Manager shall also provide for the orderly payment (to the extent funds are available) of accounts payable, employee payroll, amounts due on short and long-term indebtedness, lease payments, taxes, insurance premiums and other obligations of the Facility.

         (d) Housekeeping: Manager shall provide, at Owner's expense, housekeeping services to maintain the space utilized by Owner to provide hospital and/or nursing care.

         (e) Security: Manager shall provide, at Owner's expense, sufficient personnel to maintain good order and twenty-four (24) hour security at all entrance in use at the Facility.

         (f) Dietary/cafeteria Services: Manager shall provide, at Owner's expense, dietary and cafeteria services to patients, residents and employees Of Facility.

         (g) Contracts and Ancillary Services: Manager shall identify vendors for the provision of goods and services and shall negotiate and enter into, in the name of and on behalf of Owner, such agreements and such terms as may be acceptable to Owner. To the extent that Manager identifies vendors affiliated with itself, Manager shall not enter into initial term agreements with such vendors unless Manager first notifies Owner and Owner has given its approval, which approval shall not be unreasonably withheld or delayed.

         (h)  Materials Management:    Manager shall provide, at Owner's
expense, a materials management system for procurement, storage and distribution of all food, beverage, medical, cleaning and other supplies, equipment, furniture and furnishings required by Facility for the account of the Owner.

         (i) Management Information Systems: Manager shall provide, at Owner's expense, services necessary to operate, and maintain the HBO & Company management information system established by Owner.

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         (j)  Utilization Review:  Manager shall assist in the design and implementation of a utilization review program.

         (k) Private Pay Networks: Manager shall assist Owner to make contact with and meet the requirements of private third party payors necessary to qualify Facility to receive contracts from said third party payors.

         (l) Accreditation: Manager shall assist Hospital to qualify for accreditation by the Joint Commission for the Accreditation of Healthcare Organizations ("JAHO") and assist in the determination of whether and when the Nursing Center should seek JCAHO accreditation. Manager shall provide reasonable assistance to Owner to qualify for JCAHO accreditation for each or both of these entities.

         (m) Government and Community Relations: Manager shall manage and coordinate efforts by Owner to educate the public and local governments of the mission(s) of the Facility. Manager shall provide consultation and expertise in marketing techniques to develop a base of referral sources to maintain and improve patient census. Manager shall recommend to Owner a marketing plan, strategy and annual budget for marketing, based on an analysis of the community. Manager shall develop public relations, advertising and marketing materials and literature for approval by Owner, which approval shall not be unreasonably withheld.

         (n) Expansion Efforts/Strategic Planning: Manager shall assist in the determination of whether and/or when Facility shall seek expansion of its current bed capacity. Such efforts shall include assisting Owner with market analyses, regulatory requirements, staffing and financial needs. Manager shall assist Owner with preparation of applications to governmental regulatory agencies and to financial institutions, as needed, to accomplish any such expansion. Manager shall pursue on behalf of Owner other development opportunities using space and/or assets not targeted for the expansion of the Facility's current bed capacity. Subject to the terms and conditions contained in the Development Agreement, which Development Agreement is being executed concurrently with this Agreement, Manager shall be granted exclusive management rights to any and all projects or opportunities for Facility related services ultimately developed by or added to the Facility.

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         (o)  Corporate Compliance Plan:  Manager shall assist Owner in the development and implementation of a comprehensive Corporate Compliance Plan to ensure adherence to regulatory requirements. The Corporate Compliance Plan will be developed and implemented to mitigate to the maximum extent possible, in accordance with the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and guidelines established by the United States Sentencing Commission, financial and other penalties in the event of a violation of Facility policy. Manager agrees to operate and maintain the Facility in substantial compliance with the requirements of any material statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over the Facility and to comply with all orders and requirements of the local board of fire underwriters or any other body which may exercise similar functions; Provided, however, that Manager shall not be required to expend its separate funds in order to comply with any such statutes, ordinances, laws, rules, regulations or orders, and to the extent any funds are so required, it shall fulfill its obligations hereunder by notifying Owner of the actions necessary in order to be in compliance therewith and expending such funds of Owner as Owner may provide or as Manager may deem available for such purpose. Manager shall prepare and file, subject to approval by Owner, all reports required by any agency, public or private, necessary to maintain or restore Facility to good standing with regulations specified above or any similar requirement.

         (p) General Administration: In the performance of its services hereunder, Manager shall exercise the same standards and degree of care used by reasonable and prudent managers of facilities of similar size, nature and character as the Facility. Manager shall respect all legal rights of the patients of the Facility, and the ethical mission of the Facility. Manager shall recommend to Owner initiation of legal actions or proceedings as necessary to protect the assets or business of the Facility. Notwithstanding anything herein to the contrary, Manager shall not be deemed in violation of this Agreement if Manager is prevented from performing any of its obligations hereunder for reasons beyond its reasonable control including, without limitation, strikes, walkouts or other employee disturbances, acts of God, or the action or promulgation of any statute, rule, regulation or order by any federal, state, or local governmental or judicial agency or official, nor shall it be deemed in default hereunder or
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otherwise liable for any error of judgment or act of omission in the performance of its services hereunder, which is made in reasonable good faith. An authorized representative of Manager shall visit the Facility as often as Manager deems necessary. The time spent by such authorized representative of Manager during such visits and all out-of-pocket expenses arising from travel and lodging connected with such visitation shall not be charged separately to Owner. In addition to the other managerial services provided for herein, Manager shall make available to the Facility, for consultation and advice, when Manager deems necessary or appropriate, specialists in such fields as accounting, auditing, budgeting, dietary services, operations, environmental control, management, maintenance, nursing, personnel, pharmacy operations, public relations, purchasing, quality assurance, systems and procedures, and third-party reimbursement.
Said specialists shall be provided at the sole expense of the Manager.

         (q) Additional Services. The parties may from time to time mutually agree to modify the above list of services by adding to or deleting from it. In addition, the parties may, by agreement in writing and attached hereto, provide more specific descriptions to the duties and responsibilities of each party in each functional category. Each such description and any such change shall be in writing and agreed to by both parties. Owner agrees that any specialized or additional services recommended by Manager may be performed for a separate fee as agreed upon by Owner in advance of the performance of such service. If Manager provides such service, such fee shall not be in excess of such amount as would be charged by a third party, negotiating at arm's length, for the performance of such service.

    I.04     Reports to Owner.

         (a) Manager shall prepare and deliver to Owner, within thirty (30) days after the close of each calendar month, unaudited financial statements covering the prior month and containing a balance sheet and statement of income and expenses in reasonable, detail. Manager shall prepare and submit to Owner monthly financial reports, including balance sheets, income statements, and budget variances. Manager shall also provide any required assistance to the independent accountants for the Facility, who shall be selected by Owner, in the preparation of audited annual financial statements for the operation of the Facility, and Medicare and Medicaid cost reports, subject to the approval of the

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Board.  Such financial statements shall be prepared at Owner's expense in accordance with generally accepted accounting principles in the health care field consistently applied and delivered to Manager and Owner within ninety
(90) days after the end of each fiscal year of the Facility.

         (b) Manager shall prepare an annual budget including objectives, anticipated revenue, expenses, cash flow and capital expenditures of the Facility during the succeeding twelve (12) month period, and shall present the budget to Owner not later than sixty (60) days prior to the commencement of each fiscal year for its acceptance, rejection, or modification. Manager shall use its reasonable efforts to manage the Facility in accordance with the provisions of the budget for the Facility as accepted or modified by the Owner. If a budget submitted is disapproved, the last month of the prior year's budget shall be annualized and divided by twelve (12), and shall represent the temporary budget of the Facility until a new budget is approved. If Owner shall disapprove a budget submitted by Manager, such disapproval shall specify those items which are disapproved, and Manager shall resubmit a revised budget to Owner within fifteen (15) days.

         (c) Manager shall schedule periodic management meetings to be attended by representatives of both Manager and Owner no less frequently than quarterly and shall furnish to the President of Owner monthly written progress reports concerning the, operation of the Facility.

    I.05     Bank Accounts and Funds Management.

         (a) All funds received from the operations of the Facility (the "Facility Funds") shall be deposited in a bank account or accounts in the name of the Owner. Manager shall prepare checks or other negotiable instruments for the disbursement of Facility Funds for operating and other expenses of the Facility as approved by Owner. In the event that Owner does not sign or authorize such checks or other negotiable instruments within five (5) days of presentation by Manager, Owner authorizes Manager to draw on these accounts as it deems necessary and appropriate to satisfy the current obligations of the Facility. Owner shall designate the signatory or signatories required on all checks or other documents of withdrawal for the Facility Funds.

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         (b)  Manager shall be responsible for the maintenance of the personal funds of the Facility's nursing home residents into a separate trust account established in Owner's name (the "Facility Trust Accounts"). Owner shall designate the signatory or signatories required on all checks or other documents of withdrawal for the Facility Trust Accounts.

         (c) Manager shall assist Owner in obtaining a Revolving Line of Credit as set forth in the Master Agreement. Manager shall have the right, from time to time, with Owner's agreement, to draw down proceeds from such Revolving Line of Credit as may be necessary to provide sufficient funds for the operations of the Facility. In the event that Manager shall be required to provide bridge financing for such Revolving Line of Credit or provide credit enhancements in the form of guarantees or otherwise, then. the Manager shall have the exclusive right, subject to the funds needed for the efficient operation of the Facility, to determine the amount of proceeds drawn from the Revolving Line of Credit. Such proceeds may only be used for the operations of the Facility, with the exception of those permitted payments provided for in the loan documents.

    I.06 Access to Books, Records and Documents. If it is ultimately determined that Section 952 of the omnibus Budget Reconciliation Act of 1980 and final regulations promulgated thereunder apply to this Agreement:

         (a) Until the expiration of four years after the furnishing of services pursuant to this Agreement, Manager shall, as provided in Section 952, make available, upon written request, to the Secretary of Health and Human Services, or upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, this Agreement, and all books, documents and records of Manager that are necessary to verify the nature of this Agreement for which payment may be made under the Medicare program; and

         (b) If Manager carries out any of the duties of this Agreement pursuant to a subcontract or subcontracts with an aggregate value or cost of $10,000 or more over a twelve (12) month period with a related organization, such subcontract or subcontracts shall contain a clause to the effect that, until the expiration of four years after the furnishing of such services pursuant to such subcontract or subcontracts, the related

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organization shall, as provided in Section 952, make available, upon written request, to the Secretary of Health and Human Services, or upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the subcontract or subcontracts, and all books, documents and records of such subcontractors for which payment may be made under the Medicare program.

    I.07     Licenses.

         (a) Manager, as agent for Owner and on Owner's behalf, shall apply for and seek to obtain and maintain all necessary licenses, permits, certifications, consents, and approvals from all governmental agencies which have jurisdiction over the operation of the Facility. Manager agrees that its management and operation of the Facility shall materially and substantially comply with any representations made by the Lessor and/or Owner in the Certificate of Need application for the Facility with the appropriate agency of the District of Columbia, to the extent disclosed in writing to Manager, as well as all conditions placed upon such Certificate of Need and so disclosed in writing to Manager. Manager, by applying for such licenses, permits, consents, and approvals, does not in any way guarantee the approval of such applications and shall have no liability with respect to any failure of the Facility to receive any such license, permit, consent or approval.

         (b) Neither Owner nor Manager shall knowingly take any action or fail to take any action which may (1) cause any governmental authority having jurisdiction over the operation of the Facility to institute any proceeding for the rescission or revocation of any necessary license, permit, consent or approval, or (2) adversely affect Owner's right to accept and obtain payments under Medicare, Medicaid, or any other public or private third party medical payment program.

         (c) Manager shall, with the written approval of Owner, have the right to contest by appropriate legal proceedings, diligently conducted in good faith in the name of Owner, the validity or application of any law, ordinance, rule, ruling, regulation, order or requirement of any governmental agency having jurisdiction over the operation of the Facility. Owner, after having given its written approval, shall pay attorneys, fees incurred with regard to the contest. Counsel for any such contest

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shall be selected by Manager, with Owner's approval which shall not be unreasonably withheld. Manager shall have the right, upon notice to Owner but without the written consent of the Owner, to process all third-party claims for the services of the Facility, including, without limitation, the full right to contest to the exhaustion of all applicable administrative proceedings or procedures, adjustments and denials by governmental agencies or their fiscal intermediaries as third-party payors.

    I.08 Taxes. Any federal, state or local taxes, assessments or other governmental charges properly imposed on the Facility are the obligations of the Owner, not of Manager, but all such obligations shall be paid by Manager on Owner's behalf out of the Facility Funds of the Facility. With the Owner's prior written consent, Manager may contest the validity or amount of any such tax or imposition on the Facility in the same manner as described in Section 1.07(c) hereof.

    I.09 Quality Controls. Manager shall activate and maintain on a continuing basis a "Quality Assurance Program" in order to provide objective measurements of the quality of health care provided at the Facility and, in connection therewith, shall utilize such techniques as patient questionnaires and interviews, physician questionnaires and interviews, and inspections. Manager shall report immediately to the hospital administrator or nursing home administrator, as appropriate, any material incidents which occur in such administrator's area of jurisdiction.

    I.10 Maintenance of Facility. Manager agrees to maintain the Facility in a good and serviceable condition, ordinary wear and tear and damage by fire or other casualty or resulting from condemnation excepted, to the extent sufficient revenues of the Facility are available for such purpose.

    I.11 Civil Money Damages. Manager agrees that if any civil money penalties are imposed by HCFA or the District of Columbia Department of Human Services as a result of the nursing care and/or treatment provided to residents of the Facility by employees of the Owner, Manager will reimburse Owner for the amount of the civil money penalty imposed; provided, however, that Manager must be notified immediately upon notice of the civil money penalty and/or any Statement of Deficiencies issued by HCFA or the District of Columbia Department of Human Services. Manager reserves the right to appeal or waive appeal of any civil money

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penalty imposed by HCFA or the District of Columbia Department of Human
Services. Manager further reserves the right to retain counsel to represent the Facility in any appeal or settlement proceedings.

                                     ARTICLE II.
                                 TERM AND TERMINATION

    II.01 Term. The term of this Agreement shall commence as of the date hereof (the "Effective Date"), and shall continue for a term of five (5) years with two successive five (5) year renewal terms, unless terminated as provided herein.

    II.02     Optional Termination by Manager.

         (a) Either party has the option to terminate this Agreement, without damage or penalty, upon ten (10) days prior written notice to the other party, upon the occurrence of either of the following events:

              (i) The Facility or any material portion thereof is damaged or destroyed to the extent that in the written opinion of the Owner, it is not practicable or desirable to rebuild, repair or restore the Facility for use as a hospital or nursing facility; or

              (ii) Title to or the temporary use of all or substantially all the Facility is taken under the exercise of the power of eminent domain by any governmental authority or person, firm or corporation acting under governmental authority which in the opinion of an independent architect or engineer reasonably acceptable to both parties prevents or is likely to prevent the conducting of normal operations of the Facility for a period of at least nine (9) months.

              (iii) Owner permanently closes or otherwise permanently ceases operations of the Hospital and/or Nursing Center.

         (b) Manager shall have the option to terminate this Agreement without damage or penalty upon ten (10) days prior written notice to the Owner following the sale, transfer, assignment or other disposition, in whole or in part, by the Owner of its interest in the Facility. In the event Owner is a

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corporation, limited liability company, or partnership, any dissolution, merger, consolidation or other transfer of a substantial portion of the stock or underlying ownership interests (as the case may be) of Owner shall constitute an assignment of the Facility for all purposes of this Section 2.02(b). The term "substantial portion" means the ownership of stock or underlying ownership interests (as the case may be) possessing, and of the right of exercise, at least fifty percent (50%) of the total combined voting power of such corporation, limited liability company, or partnership.

    II.03 Termination Without Cause. After the third (3rd) full year of this Agreement, this Agreement may be terminated by either party without cause by delivering to the other party at least ninety (90) days prior to the effective date of any such proposed termination written notice of its intent to terminate this Agreement. If Owner elects to terminate this Agreement without cause under this provision, Owner's right to terminate shall be contingent upon payment and delivery to Manager of the following, said termination to become effective on the thirtieth (30th) day following Manager's receipt of the last of the following:

         (1) a termination fee equal to forty percent (40%) of the Facility's "Average Monthly Feel" multiplied by the number of months remaining in the Term and any remaining renewal periods, calculated from the date of such termination. "Average Monthly Feel" for the Facility shall mean the average of the monthly Management Fees payable to Manager under Article IV of this Agreement for each of the twelve (12) full calendar months prior to such termination;

         (2)  all amounts due under Article IV of this Agreement; and

         (3) any other amounts due Manager under the provisions of this Agreement or any other agreements between Owner and Manager of their affiliates.

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                                     ARTICLE III.
                                 DEFAULT AND REMEDIES

    III.01 Default of Owner. The following shall constitute events of default of Owner ("Events of Default" and each individually an "Event of Default") under this Agreement:

         (a) If Owner fails to do any of the following and the responsibility and means (including any and all necessary funds) to pay or perform same has not been delegated to Manager hereunder:

              (i) make or cause to be made any payment to Manager or any third party required to be made by Owner for the operation of the Facility, and such failure shall continue for as much as 30 days after notice thereof shall have been given to Owner;

              (ii) perform its obligations under this Agreement in any material respect, and such default shall continue for a period of 30 days after notice thereof shall have been given by the Manager to Owner; or

              (iii) make payments, or keep any covenants owing to any third party and which would cause Owner to lose possession of the Facility's buildings, equipment or properties;

         (b) If, through the sole fault of Owner and beyond the responsibility and control of Manager, the licenses required for the operation of Facility are at any time suspended, terminated, or revoked, and such suspension, termination or revocation shall continue unstayed and in effect for a period of fourteen
(14) consecutive days;

         (c) If, through the sole fault of Owner and beyond the responsibility and control of Manager, the Facility loses its Medicaid or Medicare certification or is excluded from the Medicare or Medicaid programs;

         (d) If Owner shall (1) be adjudicated bankrupt; (2) admit in writing its inability to pay its debts generally as they become due; (3) become insolvent in that its total assets are in the aggregate worth less than all of its liabilities or it is unable to pay its debts generally as they become due;
(4) make a general assignment for the benefit of creditors; (5) file a petition, or admit (by answer, default or otherwise) the material

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allegations of any petition filed against it, in bankruptcy under the federal bankruptcy laws (as in effect on the date of this Agreement or as they may be amended from time to time), or under any other law for the relief of debtors, or for the discharge, arrangement or compromise of its debts; or (6) consent to the appointment of a receiver, conservator, trustee or liquidator of all or part of its assets; or

         (e) If a petition shall have been filed against Owner in proceedings under the federal bankruptcy laws (as in effect on the date of this Agreement, or as they may be amended from time to time), or under any other laws for the relief of debtors, or for the discharge, arrangement or compromise of its debts, or an order shall be entered by any court of competent jurisdiction appointing a receiver, conservator, trustee or liquidator of all or part of Owner's or Manager's assets, and such petition or order is not dismissed or stayed within sixty (60) consecutive days after entry thereof.

    III.02 Default of Manager. The following shall constitute events of default of Manager ("Events of Default" and each individually an "Event of Default") under this Agreement:

         (a)  If Manager fails:

              (i) to perform its obligations under this Agreement in any material respect, and such failure has a material and adverse effect on the operations of the Facility, and such failure shall continue for a period of 30 days after notice thereof shall have been given by the Owner to Manager, or

              (ii) to make arrangements for payments, or keep any covenants owing to any third party and which would cause Owner to lose possession of the Facility's buildings, equipment or properties;

         (b) If, through no fault of the Owner, the licenses required for the operation of Facility are at any time suspended, terminated, or revoked, and such suspension, termination or revocation shall continue unstayed and in effect for a period of fourteen (14) consecutive days;

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         (c)  If, due to Manager's failure to maintain the Facility in material compliance with applicable laws, regulations or rules, the Facility (1) loses its Medicaid or Medicare certification, (2) is excluded from the Medicare or Medicaid programs, (3) loses its license to operate as a nursing home, or (4) is closed, and such event continues unstayed and in effect for a period of fourteen
(14) consecutive days;

         (d) If, due to Manager's failure to maintain the Facility in substantial compliance with applicable laws, regulations or rules, patient admissions are suspended, and such suspension continues unstayed and in effect for the later of ninety (90) days or the date on which occupancy decreases more than ten percent (10%) from the occupancy level at the date of such suspension;

         (e) If Manager shall (1) be adjudicated bankrupt; (2) admit in writing its inability to pay its debts generally as they become due; (3) become insolvent in that its total assets are in the aggregate worth less than all of its liabilities or it is unable to pay its debts generally as they become due;
(4) make a general assignment for the benefit of creditors; (5) file a petition, or admit (by answer, default or otherwise) the material allegations of any petition filed against it, in bankruptcy under the federal bankruptcy laws (as in effect on the date of this Agreement or as they may be amended from time to time), or under any other law for the relief of debtors, or for the discharge, arrangement or compromise of its debts; or (6) consent to the appointment of a receiver, conservator, trustee or liquidator of all or part of its assets; or

         (f) If a petition shall have been filed against Manager in proceedings under the federal bankruptcy laws (as in effect on the date of this Agreement, or as they may be amended from time to time), or under any other laws for the relief of debtors, or for the discharge, arrangement or compromise of its debts, or an order shall be entered by any court of competent jurisdiction appointing a receiver, conservator, trustee or liquidator of all or part of Owner's or Manager's assets, and such petition or order is not dismissed or stayed within sixty (60) consecutive days after entry thereof.

    III.03 Remedies Upon Default. If any Event of Default by either party shall occur and be continuing, the other party may,

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in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement by giving written notice of such termination, and neither party shall have any further obligations whatever under this Agreement; provided, however, that as a condition to the effectiveness of Owner's termination of this Agreement, Owner shall pay to Manager all payments due under Article IV.

                                     ARTICLE IV.
                                    MANAGEMENT FEE

    IV.01 Management Fee. The Owner shall pay to Manager as the amount due for services hereunder, until the end of the Term hereof, a monthly base management fee equal to six percent (6%) of the Facility's "Gross Revenues," as determined on an accrual basis (the "Management Fees"). For purposes of this provision, "Gross Revenues" shall mean total revenues of the Hospital, the Nursing Center, and any and all Facility related projects or opportunities developed pursuant to the Development Agreement, executed of even date herewith, including, without limitation, all ancillary fees, charges, rentals and other revenue derived net of charity care, of bad debt, and of contractual adjustments as they relate to third-party payors, and before deduction of any and all expenses.

    IV.02 Adjustment. Within fifteen (15) days after the delivery of the annual financial statements of the Facility, Owner shall pay to Manager or Manager shall credit Owner such amount as is necessary to make the amount of the Management Fees paid with respect to the year to which the financial statements relate equal to the amount of Management Fees shown to be due by the annual financial statements, Provided, however, that amounts exceeding two monthly Management Fees shall be paid to owner in addition to such credit.

    IV.03 Subordination of Management Fee. Manager will subordinate on a yearly basis Owner's obligation to pay the management fee due under this Section to a "Income Test Amount" as specified in the "Subordination Agreement" attached hereto and incorporated into this Agreement by reference.

                                      ARTICLE V.
                                      INSURANCE

    V.01 Insurance/Indemnity. During the term of this Agreement, Manager, at Owner's cost, shall at all times keep the Facility insured with the kinds and amounts of insurance described below, which, at a minimum, shall be modified as necessary to satisfy all requirements of Lessor or any Facility mortgagee. This insurance shall be written by companies authorized to do insurance business in the District of Columbia. The policies will name Owner and Lessor as additional insureds, and name any mortgagee of the Facility by way of standard form of mortgagee's loss payee endorsement. Losses shall be payable to Owner, in trust, as provided in Section V.05 below. Any loss adjustment shall require the written consent of Owner, Manager, Lessor, and each mortgagee. Evidence of insurance shall be deposited with Owner and, if requested, with any mortgagee(s). The policies on the Facility shall insure against the following risks:

         (a) Loss or damage by fire and such other risks as may be included in the broadest form of extended coverage insurance from time to time available, including but not limited to loss or damage from leakage of any sprinkler system now or hereafter installed in the Facility, in amounts sufficient to prevent Owner or Manager from becoming a co-insurer within the terms of the applicable policies and in any event in an amount not less than one hundred percent (100%) of the then full replacement value thereof (as defined below in Section V.02);

         (b) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, in such limits with respect to any one accident as may be reasonably agreed by Owner and Manager form time to time;

         (c) Claims for personal injury or property damage under a policy of general public liability insurance with amounts not less than Three Million and No/100 Dollars ($3,000,000.00) per occurrence in respect of bodily injury. One Million and No/100 Dollars ($1,000,000.00) aggregate per occurrence, and Three Hundred Thousand Dollars ($300,000.00) for property damage;

         (d) Claims arising out of malpractice in an amount not less than One Million and No/100 Dollars ($1,000,000.00) for each person and for each occurrence;

         (e) Such other hazards and in such amounts as may be customary for comparable properties in the area and is available from insurance companies authorized to do business in the District of Columbia;

         (f) Business interruption insurance in an amount as may be customary for comparable business operations in the area and is available from insurance companies authorized to do business in the District of Columbia; and

         (g)  Worker's compensation.

         (h) Automobile Insurance with coverage in amounts of not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate.

         (i) Directors and Officers Insurance for Owner and all affiliated companies in amounts of not less than Five Million Dollars ($5,000,000) per occurrence.

         (j) Fidelity and Forgery Insurance in an amount not less than Two Hundred Thousand Dollars ($200,000).

         (k) "Umbrella" coverage in an amount not less than Five Million Dollars ($5,000,000) per occurrence.

    V.02 Replacement Cost. The term "full replacement value" of improvements as used herein, shall mean the actual replacement cost thereof from time to time, less exclusions provided in the normal fire insurance policy.

    V.03 Additional Insurance. In addition to the insurance described above, Manager shall maintain such additional insurance as may be reasonably required from time to time by any mortgagee of the Facility.

    V.04 Waiver of Subrogation. Any provision in this Agreement to the contrary notwithstanding, each party, to the extent it is permitted to do so by the terms and provisions of any of the above policies, hereby waives any and all rights it may have against the other, its agents, or employees, for any loss or damage from risks ordinarily insured against under such policies, but only to the extent that such loss or damage is in fact covered by such insurance and is collectible by the insured party. Each party further covenants and agrees that it will, upon request of the other, request each such insurance company to attach to such policy or policies issued by it a waiver of subrogation with respect to the other party, its agents or employees.

    V.05 Manager's Blanket Policy. Notwithstanding anything to the contrary contained in this Article V, all or any portion of Manager's obligation to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy, carried and maintained by Manager; provided, however, that the coverage afforded Owner will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Agreement.


                                     ARTICLE VI.
                                  COVENANTS OF OWNER

    V.01 Licensing; Changes and Services. Subject to the terms of this Agreement, Owner agrees to take or cause to be taken any and all actions necessary to be taken by it as the overall supervisor of the assets and operations of the Facility in order to maintain all required licenses, permits for the operation of the Facility, and the Facility's eligibility to participate in all public or private third-party medical payment programs, including providing sufficient funds to bring the Facility in compliance with all applicable fire safety codes and other laws, regulations and orders, and to correct all structural, maintenance, procedural and staffing deficiencies as shown on the surveys and reports of governmental agencies having jurisdiction over the Facility.

    V.02 Transfer of Leasehold. Subject to the requirements of the Lease, Owner further acknowledges and agrees that upon the transfer, lease, assignment, sale or other disposition or conveyance of all or any part of its leasehold interest in and to the Facility, this Agreement shall remain in full force and effect unless otherwise terminated as provided in Section II.02(b). Subject to the foregoing and to the requirements of the Lease, Owner covenants and agrees that in the event that it sells, assigns or otherwise transfers its leasehold interest in and to the Facility at any time while this Agreement is in effect, it will require the transferee to assume the obligations of the Owner hereunder.

                                     ARTICLE VII.
                               MISCELLANEOUS COVENANTS

    VII.01 Binding Agreement. The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

    VII.02 Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership, joint venture or lease between Owner and Manager with respect to the Facility.

    VII.03 Notices. All notices, demands and requests contemplated hereunder by either party to the other shall be in writing, and shall be delivered by hand, transmitted by cable, telegram or telecopy (receipt confirmed), or mailed, postage prepaid, registered, or certified mail, return receipt requested:

         (a)  to Owner, by addressing the same to:

              MedLINK Hospital at Capitol Hill
              700 Constitution Avenue, NE
              Washington, DC 20002
              Attn:  Peter C., Shin, D.P.M.

         (b)  to Manager, by addressing the same to:

              Centennial HealthCare Management Corporation
              400 Perimeter Center Terrace
              Suite 650
              Atlanta, Georgia 30346
              Attn: Alan C. Dahl, Vice President

              With a copy to:

              Proskauer Rose Goetz & Mendelsohn LLP
              1233 Twentieth Street, N.W.
              Suite 800
              Washington, D.C. 20036
              Attn:  Joseph E. Casson, Esq.

              With a copy to:

              Nelson Mullins Riley & Scarborough, L.L.P.
              First Union Plaza
              999 Peachtree Street, N.E.
              Atlanta, Georgia 30309
              Attn: Paul A. Quir s

or to such other address or to such other person as may be designated by notice given from time to time during the terms of this Agreement by one party to the other. Any notice hereunder shall be deemed given five (5) days after mailing, if given by mailing in the manner provided above, or on the date delivered or transmitted if given by hand, cable, telegraph or telecopy (receipt confirmed).

    VII.04 Entire Agreement; Amendments. Except to the extent other agreements between the parties are specifically referenced herein, this Agreement contains the entire agreement between the parties hereto, and no prior oral or written, and not contemporaneous oral representations or agreements between the parties with respect to the subject matter of this Agreement shall be of any force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Owner and Manager.

    VII.05 Governing Law. This Agreement has been executed and delivered in the District of Columbia, and all the terms and provisions hereof and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the District of Columbia (without regard to its rules of conflicts of laws).

    VII.06 Captions and Readings. The captions and headings throughout this Agreement are for convenience and reference only and do not constitute a part hereof.

    VII.07 Disclaimer of Employment of Facility Employees. No person employed in the operation of the Facility will be an employee of Manager, and Manager will have no liability for payment of their wages, fringe benefits, payroll taxes and other expenses of employment.

    VII.08 Costs and Expenses; Indemnity. All fees, costs and expenses arising out of, relating to or incurred in the operation of the Facility, including, without limitation, the fees, costs, and expenses of Manager, other than those specified in Section I.03, and outside consultants and professionals, shall be the sole responsibility of Owner and shall be payable as operating expenses of the Facility. Manager, by reason of the execution of this Agreement or the performance of its services hereunder, shall not be liable for or deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of Owner whatsoever, arising out of or relating to the Facility or incurred at its operation, except the salary of Manager's employees and the expenses and costs incurred at its central administrative offices in performance of its obligations hereunder. Owner agrees to indemnify and hold Manager and its officers, directors, agents and employees harmless from and against all losses, claims, damages or other liabilities, including the costs and expenses incurred in connection therewith, arising out of or relating to the ownership of the Facility (except those resulting from the willful misconduct or negligence of Manager), including, without limitation, any liability asserted against Manager or any of its officers, directors, employees or agents by reason of any action taken by any of the foregoing while performing the duties of Manager hereunder on behalf of Owner.

    V.09 Indemnification. The parties agree to mutual indemnification as follows:

         (a) Manager agrees to indemnify and hold harmless (and at the Owner's request, defend) Owner and all other persons or organizations cooperating in the conduct of the Facility, and each of their shareholders, partners, employees, agents and officers from and against any and all claims, loss, damages, liability, costs, expenses (including reasonable attorneys' fees), judgments or obligations whatsoever, for or in connection with injury (including death) or damage to any person or property to the extent resulting from the negligent or otherwise wrongful act or failure to act or willful misconduct of Manager, its employees, partners, officers or agents.

         (b) Owner agrees to indemnify and hold harmless (and at Manager's request, defend) Manager and each of its partners, employees, agents and officers from and against any and all claims, loss, damages, liability, costs, expenses (including reasonable attorneys, fees), judgments or obligations whatsoever, for or in connection with injury (including death) or damage to any person or property to the extent resulting from the negligent or otherwise wrongful act or failure to act or willful misconduct of the Owner, its employees, partners, officers or agents.

    VII.10 Definition of Affiliate. For purposes of this Agreement, the term "affiliate" shall mean any person or entity which Manager or Owner or their respective stockholders or individual partners, directly or indirectly, through one or more intermediaries, controls, is in common control with, or is controlled by.

    VII.11 Authorization of Agreement. Manager and Owner represent and warrant, each to the other with respect to itself, that the execution and delivery of this Agreement has been duly authorized by all respective action, will not presently or with the passage of time, the giving of notice, or both result in a default under or violate or conflict with (i) the provisions of the articles of incorporation and bylaws of Manager or Owner, or (ii) any other material agreement, mortgage, loan agreement or other contract or instrument by which either party is bound or to which any of its property or assets are subject, or
(iii) any existing law, regulation, court order or consent decree by which either party is bound or to which any of its property or assets are subject.

    VII.12 Discrimination. Neither party hereto shall engage in, nor permit any affiliate, agent, employee or subcontractor to engage in any form of discrimination based upon race, sex, age, religion, national origin, color or handicap in the conduct of any business relating to this Agreement.

    VII.13 Disclosure of information. Manager recognizes and acknowledges that Manager will have access to certain information about Owner and that such information constitutes valuable, special and unique property of Owner. Manager will not, during or after, the term of this Agreement, without the consent of Owner disclose any such confidential information to any other person, firm, corporation, association, or other entity for any reason or purpose whatsoever, except to authorized representatives of Owner and except as may be ordered by a court of governmental agency. In the event of a breach or a threatened breach by Manager of this paragraph, Owner shall be entitled to an injunction restraining Manager from disclosing in whole or in part any such confidential information. Nothing herein shall be construed as prohibiting

Owner from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from Manager.

    VII.14 Liability Insurance. Manager shall provide its own liability insurance coverage with basic limits of $1,000,000/$3,000,000 and general liability in the same amounts to ensure against any loss, damage or claim arising from services rendered by Manager under this agreement. Such policies of insurance shall name Owner as a named insured on said policy; all costs of such insurance shall be borne by Manager and a certificate of insurance shall be furnished to Owner upon request.

    VII.15 Assignment. This Agreement cannot be assigned by Manager without the written consent of Owner.

    VII.16 Severability. If any clause or provision of this Agreement is illegal or unenforceable under present and/or future laws, then and in that event, the remainder of this Agreement shall not be affected thereby.

    VII.17 Counterparts. It is contemplated by the parties that this Agreement and any Addenda hereto may be executed in one or more counterparts, in which case each executed counterpart shall be deemed to have the same validity, force and effect as the original.

    VII.18 Third Parties. None of the provisions of this Agreement confer rights or benefits as third party beneficiaries or otherwise upon any party that is not expressly a party to this Agreement and the provisions of this Agreement shall not be enforceable by any such third party.

    IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Agreement through their duly authorized representatives, as of the day and year first above written.

                             MedLINK/CAPITOL HILL NURSING CENTER


                             By: /s/ Peter Shin
                                ----------------------
                             Name: Peter Shin
                                  --------------------
                             Title:    Managing Member

                             CENTENNIAL HEALTHCARE MANAGEMENT
                             CORPORATION


                             By: /s/ Randall J. Bufford
                                -----------------------
                             Name: Randall J. Bufford
                                  ---------------------
                             Title: Executive Vice President



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